0BImmediate Release
1BContact   Mary Brevard: (248) 754-0881

UBORGWARNER POSTS RECORD SECOND QUARTER RESULTS DRIVEN BY DEMAND
 FOR ITS FUEL EFFICIENT TECHNOLOGIES IN EUROPE AND ASIA;
UADJUSTS FULL-YEAR GUIDANCE; INITIATES NORTH AMERICAN RESTRUCTURING

Auburn Hills, Michigan, July 31, 2008 – BorgWarner Inc. (NYSE: BWA) today reported record second quarter results driven by strong demand for its fuel efficient powertrain technologies in Europe and Asia which more than offset declines in North America.  The company also announced proactive restructuring initiatives in North America to align its ongoing operations with market shifts and significant production cuts by its customers.  As a result, the company adjusted its full-year guidance to a range of $2.80 to $2.95 per diluted share, excluding charges related to the third-quarter restructuring and final purchase accounting adjustments related to the acquisition of BERU.

Second Quarter Highlights:
•	Record sales of $1,516.6 million were up 11% from second quarter 2007.
•	Sales outside of the U.S. grew 13% over second quarter 2007, excluding the impact of currency.
•
Earnings of $0.74 per diluted share on a U.S. GAAP basis were up 16% from second quarter 2007, adjusted for a two-for-one stock split in December 2007 and including a 2008 second quarter $(0.04) per diluted share purchase accounting adjustment related to the attainment of 100% control of BERU through a Domination and Profit Transfer Agreement (DPTA).  Excluding the BERU adjustment, second quarter 2008 earnings were $0.78 per diluted share.

•	Operating income margin was 8.3% excluding the BERU purchase accounting adjustment.
•
The company maintained its 2008 full-year sales growth expectation of 8% to 10%, and adjusted its 2008 full-year earnings guidance to $2.80 to $2.95 per diluted share, which incorporates the lower end of its previous guidance range of $2.85 to $3.00 per diluted share.  The revised guidance excludes charges related to the third-quarter North American restructuring and final purchase accounting adjustments related to BERU, and includes adjustments for currency, primarily a stronger Euro.  The company estimates that the third quarter pretax restructuring charge will be in the range of $10 million to $12 million.  Benefits from the restructuring are expected to be realized in the second half of 2008 and are included in the revised guidance.

Comment and Outlook:  “Our record second quarter performance, which was achieved despite rapidly declining conditions in the North American auto industry, reaffirms the benefits of our diversified customer base, focus on fuel efficient technologies and our broad geographic footprint,” said Tim Manganello, BorgWarner Chairman and CEO. “BorgWarner sales outside of the U.S. were up 13%, excluding the impact of currency, comparing favorably with non-U.S. vehicle production which was 6% higher.  Conversely, our sales in the U.S. were down 17%, consistent with U.S. vehicle production which was down 18% during the quarter.

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“We are taking proactive steps to maintain and enhance our global competitive advantage,” Manganello continued.  “These steps include further restructuring our North American operations in the third quarter.  Our decision was not made lightly or without regard for the interests of our employees, but was necessary to address what we view as a continuing, fundamental, permanent shift in the North American auto industry.  By taking action now, we expect to successfully manage our business through an extremely difficult period and provide a solid base from which to address our U.S. customers’ growing needs for fuel efficient cars and trucks.  Higher oil prices, while currently disruptive, highlight the critical need for fuel efficient technologies like ours.”

Commenting on the remainder of the year, Manganello said:  “We are managing our global business in two distinct operating environments.  In Europe and Asia, our businesses are expected to experience sustained growth.  Conversely, in North America, our operations will remain focused on fuel efficiency and cost management.  While we anticipate that the European automotive market will experience a slow down in the second half of 2008, we expect that demand for down-sized turbocharged gas and diesel engines and more efficient dual-clutch transmissions will continue to drive our above-average market growth.  Our guidance balances North American schedule declines and global commodity pricing pressures with continued strength in other key markets.”

Financial Results:  Sales were $1,516.6 million in the second quarter, up 11% from   $1,364.3 million in second quarter 2007.  Net income in the quarter was $87.5 million or $0.74 per diluted share compared with $75.7 million, or $0.64 per diluted share in second quarter 2007.  Second quarter 2008 net income included purchase accounting adjustments related to the acquisition of BERU of $(4.5) million net of tax, or $(0.04) per diluted share. The impact of foreign currencies, primarily the Euro, increased sales by $125 million or 9% in second quarter 2008 and net income by $8.4 million, or $0.07 per diluted share.

Sales were $3,015.5 million in the first six months of 2008, up 14%, compared with $2,642.1 million in the first six months of 2007.  Net income was $176.2 million in the first six months of 2008, or $1.49 per diluted share, compared with $134.1 million in the first six months of 2007, or $1.14 per diluted share. Net income for the first six months included purchase accounting adjustments related to the acquisition of BERU of $(4.5) million net of tax, or $(0.04) per diluted share. The impact of foreign currencies, primarily the Euro, increased sales by $241 million, or 9%, in the first six months of 2008 compared with the same period in 2007, and net income by $18.4 million, or $0.16 per diluted share.

Operating income was $121.0 million, or 8.0% of sales, in second quarter 2008 including the BERU purchase accounting adjustment, versus $113.6 million, or 8.3% of sales, in second quarter 2007.  Operating income margin in the second quarter of 2008 was 8.3% excluding the BERU purchase accounting adjustment.  Research and development spending was $57.8 million in the quarter versus $56.7 million in the 2007 quarter.

Net cash provided by operating activities was $267.1 million in the first six months of 2008 versus $223.4 million in the first six months of 2007.  Investments in capital expenditures, including tooling outlays, totaled $162.2 million for the first six months of 2008, compared with $122.5 million for the same period in 2007.  Balance sheet debt decreased by $9.4 million, cash increased by   $37.4 million and marketable securities decreased by $14.6 million at the end of second quarter 2008 compared with the end of 2007. The company repurchased 618,095 shares of its common stock for $27.7 million in the first six months of 2008.
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Engine Group Results:  Engine Group second quarter 2008 sales of $1,109.0 were up 16% versus second quarter 2007, while earnings before interest and income taxes were up 17% to $126.4 million. Sales outside of the U.S. were up 12% excluding the impact of foreign currencies, driven by the continued demand from European and Asian automakers for turbochargers, timing systems and emissions products, as well as European demand for diesel engine ignition systems.

Drivetrain Group Results:  Drivetrain Group second quarter 2008 sales of $414.4 million were down slightly from second quarter 2007.  Earnings before interest and income taxes were    $21.8 million.  Sales outside of the U.S. were up 16%, excluding the impact of foreign currencies, as the group continued to benefit from increased demand for dual-clutch transmission products.  Sales in the U.S. were down 22% primarily due to the impact of lower domestic vehicle production, especially light trucks and SUVs.

Third Quarter Restructuring:   In response to significant declines in North American auto industry production, the company expects to reduce its North American workforce in the third quarter by approximately 1,000 people, or 16% of its North American employee base, spread across its operations in the U.S., Canada and Mexico.  Although not all aspects of the restructuring actions have been finalized, BorgWarner expects to incur pretax costs estimated in the range of $10 million to $12 million in connection with the restructuring actions. These costs may include employee benefits and other incremental costs, if any, resulting from the restructuring actions.  Savings from the restructuring are expected to be realized in the second half of 2008.

At 9:30 a.m. ET today, a conference call concerning second quarter results will be webcast at: HUhttp://www.borgwarner.com/invest/webcasts.shtmlUH.  Financial Talking Points are posted on the same site at the time of the call.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The FORTUNE 500 company operates manufacturing and technical facilities in 64 locations in 17 countries.  Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: HUhttp://www.borgwarner.comUH.

Additional Important Information

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections.  Words such as "outlook,” “expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include:  fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors identified in its most recently filed annual report on Form 10-K.  The Company does not undertake any obligation to update any forward-looking statement.

Financial Tables Follow

BorgWarner Inc.
Condensed Consolidated Statement of Operations (Unaudited)
(millions of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Sales	$1,516.6	$1,364.3	$3,015.5	$2,642.1
Cost of Sales	1,237.8	1,116.7	2,453.2	2,178.6
Gross profit	278.8	247.6	562.3	463.5

Selling, general and administrative expenses	159.9	135.2	315.6	261.9
Other income	(2.1)	(1.2)	(1.0)	(1.9)
Operating income	121.0	113.6	247.7	203.5

Equity in affiliates' earnings, net of tax	(11.9)	(8.8)	(21.0)	(18.0)
Interest expense and finance charges	10.8	9.3	17.3	18.2
Earnings before income taxes and minority interest	122.1	113.1	251.4	203.3

Provision for income taxes	29.8	30.5	63.4	54.9
Minority interest, net of tax	4.8	6.9	11.8	14.3
Net earnings	$87.5	$75.7	$176.2	$134.1

Earnings per share - Diluted	$0.74	$0.64	$1.49	$1.14

Weighted average shares outstanding -
Diluted (millions)	118.4	117.8	118.4	117.5

Supplemental Information (Unaudited)
(millions of dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Capital expenditures, including tooling outlays	$86.8	$64.2	$162.2	$122.5

Depreciation and amortization:
Fixed assets and tooling	$68.7	$57.6	$135.5	$117.8
Other	12.3	4.2	17.7	8.3
	$81.0	$61.8	$153.2	$126.1

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Engine	$1,109.0	$955.4	$2,207.1	$1,849.5

Drivetrain	414.4	417.7	824.2	809.7

Inter-segment eliminations	(6.8)	(8.8)	(15.8)	(17.1)

Operations	$1,516.6	$1,364.3	$3,015.5	$2,642.1

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Engine	$126.4	$108.3	$264.3	$193.6

Drivetrain	21.8	33.3	40.1	61.0

Segment earnings before interest and income taxes
("Segment EBIT")	148.2	141.6	304.4	254.6

Corporate expenses, net of equity in affiliates' earnings	15.3	19.2	35.7	33.1

Consolidated earnings before interest and taxes ("EBIT")	132.9	122.4	268.7	221.5

Interest expense and finance charges	10.8	9.3	17.3	18.2

Earnings before income taxes and minority interest	122.1	113.1	251.4	203.3

Provision for income taxes	29.8	30.5	63.4	54.9

Minority interest, net of tax	4.8	6.9	11.8	14.3

Net earnings	$87.5	$75.7	$176.2	$134.1

BorgWarner Inc.
Condensed Consolidated Balance Sheet (Unaudited)
(millions of dollars)

	June 30, 2008	December 31, 2007

Assets

Cash	$225.9	$188.5
Marketable securities	-	14.6
Receivables, net	951.1	802.4
Inventories, net	498.3	447.6
Other current assets	136.8	127.2
Total current assets	1,812.1	1,580.3

Property, plant and equipment, net	1,701.8	1,609.1
Other non-current assets	1,927.5	1,769.1
Total assets	$5,441.4	$4,958.5

Liabilities and Stockholders' Equity

Notes payable	$58.1	$63.7
Current portion of long-term debt	137.7	-
Accounts payable and accrued expenses	1,120.2	993.0
Income taxes payable	32.4	27.2
Total current liabilities	1,348.4	1,083.9

Long-term debt	431.1	572.6
Domination and Profit Transfer Agreement obligation	181.8	-
Other non-current liabilities	891.1	863.0

Minority interest in consolidated subsidiaries	34.1	117.9

Stockholders' equity	2,554.9	2,321.1

Total liabilities and stockholders' equity	$5,441.4	$4,958.5

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flow (Unaudited)
(millions of dollars)

	Six Months Ended
	June 30,
	2008	2007

Operating
Net earnings	$176.2	$134.1
Non-cash charges (credits) to operations:
Depreciation and amortization	153.2	126.1
Deferred income tax benefit	(14.9)	(5.9)
Other non-cash items	35.2	20.9
Net earnings adjusted for non-cash charges to operations	349.7	275.2
Changes in assets and liabilities	(82.6)	(51.8)
Net cash provided by operating activities	267.1	223.4

Investing
Capital expenditures, including tooling outlays	(162.2)	(122.5)
Net proceeds from asset disposals	2.0	2.3
Purchases of marketable securities	-	(12.6)
Proceeds from sale of marketable securities	14.6	14.7
Net cash used in investing activities	(145.6)	(118.1)

Financing
Net decrease in notes payable	(7.1)	(65.9)
Net change in long-term debt	(7.3)	0.7
Payment for purchase of treasury stock	(27.7)	(16.3)
Proceeds from stock options exercised, net of tax benefit	7.1	17.5
Dividends paid to BorgWarner stockholders	(25.8)	(19.7)
Dividends paid to minority shareholders	(12.0)	(15.5)
Net cash used in financing activities	(72.8)	(99.2)

Effect of exchange rate changes on cash	(11.3)	(10.9)

Net increase (decrease) in cash	37.4	(4.8)

Cash at beginning of year	188.5	123.3
Cash at end of year	$225.9	$118.5

Non-cash investing transactions:
Domination and Profit Transfer Agreement obligation	$200.3	-